U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Cicconi                         James                  W.
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   (Last)                           (First)             (Middle)

     1120  20th Street N.W.
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                                    (Street)

     Washington, DC  20036-3406
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     AT&T Corp. (T)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     November 18, 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President and General Counsel
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                      Deriv-    of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,      ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)        Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------    Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)     (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $49.8760  9/1/98   J(8)  V                  1        9/1/08   Stock     24,011           24,011   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $87.5120  1/29/99  J(8)  V                  2        1/29/09  Stock     34,855           34,855   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $74.3575  1/31/00  J(8)  V                  1        1/31/10  Stock     40,795           40,795   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $66.4105  2/28/00  J(8)  V                  3        2/28/10  Stock     34,804           34,804   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $33.6750  3/15/01  J(8)  V                  4        3/15/11  Stock     74,051           74,051   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $32.6295  7/2/01   J(8)  V                  5        7/2/11   Stock     49,371           49,371   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $28.0335  2/19/02  J(8)  V                  6        2/19/12  Stock    180,785          180,785   D
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Employee Stock                                                                  AT&T
Option (Right                                                                   Common
to Buy)           $23.8805  9/19/02  J(8)  V                  7        9/19/02  Stock    225,981          225,981   D
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Explanation of Responses: 1. Option 100% vested. Option 1/3 vested on 1/29/02 with remaining 2/3 vesting in equal installments on 1/29/03 and 1/29/04.
3. Option 1/2 vested in equal installments on 2/28/01 and 2/28/02 with remaining vesting in equal installments on 2/28/03 and 2/28/04. 4. Option vested 1/4 on 3/15/02 with remaining 3/4 vesting in equal installments on 3/15/03, 04 and 05. 5. Option vested 1/4 on 7/2/02 with remaining 3/4 vesting in equal installments on 7/2/03, 04 and 05. 6. Option vests in four equal annual installments on 2/19/03, 04, 05 and 06. 7. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05.
8. Reporting is of adjustments to existing stock option awards to reflect spin-off of AT&T's broadband business and 1 for 5 reverse stock split effective 11/18/02.



        /s/  James W. Cicconi                                   12/12/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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